                                                                     EXHIBIT 2.1

                         AGREEMENT AND PLAN OF MERGER

                                by and between

                          SOMBRERO ACQUISITION CORP.

                                     and

                                   MTL INC.




                         Dated as of February 10, 1998

                               TABLE OF CONTENTS

                                   ARTICLE 1

                                  THE MERGER
1.1.  The Merger.........................................................   1
1.2.  The Closing........................................................   2
1.3.  Effective Time.....................................................   2

                                   ARTICLE 2

                         ARTICLES OF INCORPORATION AND
                      BYLAWS OF THE SURVIVING CORPORATION

2.1.  Articles of Incorporation..........................................   2
2.2.  By-laws............................................................   2

                                   ARTICLE 3

                         DIRECTORS AND OFFICERS OF THE
                             SURVIVING CORPORATION

3.1.  Directors..........................................................   3
3.2.  Officers...........................................................   3

                                   ARTICLE 4

                     EFFECT OF THE MERGER ON SECURITIES OF
                              SUB AND THE COMPANY

4.1.  Sub Common Stock...................................................   3
4.2.  The Company Common Stock...........................................   3
4.3.  Options............................................................   4
4.4.  Exchange Of Certificates...........................................   4

                                   ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

5.1.  Existence; Good Standing; Corporate Authority......................   7
5.2.  Authorization, Validity and Effect of Agreements...................   8
5.3.  Capitalization.....................................................   8
5.4.  Subsidiaries.......................................................   9
5.5.  No Violation.......................................................   9
5.6.  SEC Documents; Financial Statements................................  10
5.7.  Accounts Receivable................................................  10
5.8.  Insurance..........................................................  11
5.9.  Litigation.........................................................  11
5.10. Absence of Certain Changes.........................................  11

5.11.  Tax Matters.......................................................  12
5.12.  Employee Benefit Plans............................................  14
5.13.  Labor Matters; Suppliers; Distributors and Customers..............  17
5.14.  Absence of Undisclosed Liabilities................................  18
5.15.  Title to Properties and Related Matters...........................  19
5.16.  Material Contracts................................................  19
5.17.  Compliance With Laws..............................................  20
5.18.  Environmental, Health and Safety Matters..........................  21
5.19.  Assets............................................................  24
5.20.  No Brokers........................................................  25
5.21.  Intellectual Property.............................................  25
5.22.  State Takeover Statutes...........................................  26
5.23.  Board Recommendation..............................................  26
5.24.  Related Party Transactions........................................  26
5.25.  Affiliate Programs, Etc...........................................  26
5.26.  Opinion of Financial Advisor......................................  27
5.27.  Proxy Statement; Schedule 13E-3; Form S-4.........................  28
5.28.  Alternative Proposal..............................................  28

                                   ARTICLE 6

                     REPRESENTATIONS AND WARRANTIES OF SUB

6.1.  Existence; Good Standing; Corporate Authority......................  28
6.2.  Authorization, Validity and Effect of Agreements...................  28
6.3.  Capitalization.....................................................  29
6.4.  No Violation.......................................................  29
6.5.  Interim Operations of Sub..........................................  29
6.6.  Financing..........................................................  29

                                   ARTICLE 7

                                   COVENANTS

 7.1.  Alternative Proposals.............................................  30
 7.2.  Interim Operations................................................  31
 7.3.  Meetings of Stockholders..........................................  33
 7.4.  Filings and Other Action..........................................  34
 7.5.  Access to Information.............................................  34
 7.6.  Publicity.........................................................  34
 7.7.  Proxy Statement; Form S-4.........................................  35
 7.8.  Further Action....................................................  36
 7.9.  Schedule 13E-3....................................................  36
7.10.  Expenses..........................................................  36
7.11.  Insurance; Indemnity..............................................  36
7.12.  Certain Tax Matters...............................................  37
7.13.  Other Actions.....................................................  37
7.14.  Advice of Changes; Filings........................................  37
7.15.  Financial Information.............................................  37

                                   ARTICLE 8

                                  CONDITIONS

8.1.  Conditions to Each Party's Obligation to Effect the Merger.........  38
8.2.  Conditions to Obligation of the Company to Effect the Merger.......  38
8.3.  Conditions to Obligation of Sub to Effect the Merger...............  39

                                   ARTICLE 9

                                  TERMINATION

9.1.  Termination by Mutual Written Consent..............................  40
9.2.  Termination by Either Sub or the Company...........................  40
9.3.  Termination by the Company.........................................  40
9.4.  Termination by Sub.................................................  41
9.5.  Effect of Termination and Abandonment..............................  41
9.6.  Extension; Waiver..................................................  42

                                  ARTICLE 10

                              GENERAL PROVISIONS

 10.1.  Non-survival of Representations, Warranties......................  43
 10.2.  Notices..........................................................  43
 10.3.  Assignment; Binding Effect.......................................  44
 10.4.  Entire Agreement.................................................  44
 10.5.  Amendment........................................................  44
 10.6.  Governing Law....................................................  44
 10.7.  Counterparts.....................................................  44
 10.8.  Headings.........................................................  44
 10.9.  Interpretation...................................................  45
10.10.  Waivers..........................................................  45
10.11.  Severability.....................................................  45
10.12.  Enforcement of Agreement.........................................  45
10.13.  Interpretation...................................................  45

                                  SCHEDULE A

                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of February 10, 1998 by and between Sombrero Acquisition Corp., a Florida corporation ("Sub"), and MTL Inc., a Florida corporation (the "Company").

          WHEREAS, the respective Boards of Directors of Sub and the Company have approved, and deemed it advisable and in the best interests of their respective companies and stockholders to consummate, the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein;

          WHEREAS, simultaneously with the execution of this Agreement and as an inducement to Sub to enter into this Agreement, Sub and certain stockholders of the Company are entering into a Voting Agreement (the "Voting Agreement") pursuant to which such stockholders have, among other things, agreed, upon the terms and subject to the conditions set forth in the Voting Agreement to vote their shares of Company Common Stock (as defined below) in favor of the Merger;

          WHEREAS, simultaneously with the execution of this Agreement, certain employees of a Subsidiary (as defined in Section 10.13 below) of the Company are entering into employment agreements with such Subsidiary, providing for the terms of their employment following the Merger and certain stockholders of the Company are entering into agreements restricting their ability to compete with the Company and its Subsidiaries following the Merger;

          WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

          WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes.

          NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

          1.1.    The Merger.    Upon the terms and subject to the conditions
                  ----------
of this Agreement, at the Effective Time (as defined in Section 1.3), Sub shall be merged with and into the Company and the separate corporate existence of Sub shall cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the Florida Business Corporation Act (the "FBCA").

          1.2.    The Closing.   Upon the terms and subject to the conditions
                  -----------
of this Agreement, the closing of the Merger (the "Closing") shall take place
(a) at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York, at 10:00 a.m., local time, on the first business day immediately following the day on which the last to be satisfied or waived of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance herewith or (b) at such other time, date or place as Sub and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

          1.3.    Effective Time.   Upon the terms and subject to the conditions
                  --------------
of this Agreement, at the Closing the parties shall cause Articles of Merger to be executed and filed in accordance with the requirements of the FBCA. The Merger shall become effective upon the filing of the Articles of Merger with the Florida Department of State in accordance with the FBCA or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                                   ARTICLE 2

                         ARTICLES OF INCORPORATION AND
                      BYLAWS OF THE SURVIVING CORPORATION

          2.1.    Articles of Incorporation.  The Articles of Incorporation of
                  -------------------------
the Company in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until duly changed or amended as provided therein or in accordance with applicable law.

          2.2.    By-laws.  The by-laws of the Company in effect immediately
                  -------
prior to the Effective Time shall be the by-laws of the Surviving Corporation, until duly changed or amended as provided therein or in accordance with applicable law.

                                   ARTICLE 3

                         DIRECTORS AND OFFICERS OF THE
                             SURVIVING CORPORATION

          3.1.    Directors.  The directors of Sub immediately prior to the
                  ---------
Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

          3.2.    Officers.  The officers of the Company immediately prior to
                  --------
the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

                                   ARTICLE 4

                     EFFECT OF THE MERGER ON SECURITIES OF
                              SUB AND THE COMPANY

          4.1.    Sub Common Stock.  At the Effective Time, by virtue of the
                  ----------------
Merger and without any action on the part of the holder thereof, the shares of common stock, par value $.01 per share, of Sub ("Sub Common Stock") outstanding immediately prior to the Effective Time shall be converted into 1,452,193 validly issued, fully paid and non-assessable shares of common stock, par value $.01 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock"), which number shall be decreased by the number of shares of Surviving Corporation Common Stock issued pursuant to the Stock Election, as set forth in
Section 4.2(a) hereof.

          4.2.    The Company Common Stock.
                  ------------------------

          (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time, other than Roll-Over Shares (as defined in Section 4.2(b) below) and Excluded Shares (as defined in Section 4.2(c) below), shall be converted into the right to receive $40.00 in cash (the "Cash Merger Price"); provided, that, at Sub's election (the "Stock Election")
                      --------
made prior to the mailing of the Proxy Statement (as defined below), Sub shall have the right to substitute, on a pro-rata basis for each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (the "Stock Election Shares"), up to $1.60 (the "Stock Election Consideration") of the Cash Merger Price in the form of Surviving Corporation Common Stock, such Surviving Corporation Common Stock to be valued at $40.00 per share.

          (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Common Stock held by certain officers and key employees of the Company as set forth on Schedule A hereto (each, a "Roll-Over Share") shall be converted into one share
----------
of Surviving Corporation Common Stock (the "Roll-Over Share Consideration").

          (c) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Common Stock held in the Company's treasury (the "Excluded Shares") shall be cancelled and retired without payment of any consideration therefor.

          (d) Immediately prior to the Effective Time, at Sub's election, the Company shall effect a recapitalization, to be effective as of the Effective Time, of the securities of the Surviving Corporation, and the number of outstanding shares and options of the Surviving Corporation shall be appropriately adjusted.

          4.3.    Options.
                  -------

          (a) Except as set forth in 4.3(b) below and except to the extent that Sub and the holder of any option otherwise agree, the Company shall cause each outstanding employee or director stock option (the "Options") to purchase shares of Company Common Stock granted under the Company's 1994 Incentive and Non-Statutory Stock Option Plan (the "Company Stock Option Plan") whether or not then exercisable or vested, to be cancelled and in consideration of such cancellation, cause the Company to pay to such holders of Options an amount in respect thereof equal to the product of (x) the excess, if any, of the Cash Merger Price over the exercise price of each such Option and (y) the number of shares of Company Common Stock previously subject to the Option immediately prior to its cancellation (such payment to be net of withholding taxes).

          (b) Prior to the Effective Time, the Company shall use its best efforts to obtain any consents from holders of the Options and make any amendments to the terms of the Company Stock Option Plan or arrangements that are necessary to give effect to the transactions contemplated by this Section
4.3. Notwithstanding the foregoing provisions of this Section 4.3, payment may be withheld in respect of any Option until necessary consents are obtained. The cancellation of an Option in exchange for the payment provided by Section 4.3(a) shall be deemed a release of any and all rights the holder of any such Option had or may have had in respect of such Option.

          4.4.    Exchange Of Certificates.
                  ------------------------

          (a) As of or after the Effective Time of the Merger, Sub shall deposit with the Paying Agent as necessary, for the benefit of the holders of shares of Company Common Stock, for payment in accordance with this Article 4, the funds necessary to pay the Cash Merger Price (less the Stock Election Consideration if the Stock Election is exercised) for each share.

          (b)   As soon as practicable after the Effective Time of the Merger,
(i) each holder of an outstanding certificate or certificates which pursuant to
Section 4.2 represent the right to receive shares of the Surviving Corporation, upon surrender to the Paying Agent of such certificate or certificates and acceptance thereof by the paying agent selected by Sub (the "Paying Agent"), shall be entitled to a certificate or certificates representing the Roll-Over Share Consideration into which the number of Roll-Over Shares previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement and (ii) each other holder of an outstanding certificate or certificates which prior hereto represented shares of Company Common Stock (other than Roll-Over Shares), upon surrender to a paying agent selected by Sub (the "Paying Agent") of such certificate or certificates and acceptance thereof by the Paying Agent, shall be entitled to receive in exchange therefor either (A) the Cash Merger Price multiplied by the number of shares of Company Common Stock formerly represented by such certificate or (B) if the Stock Election is exercised, (x) the Cash Merger Price (less the Stock Election Consideration) multiplied by the number of Stock Election Shares formerly represented by such certificate and (y) a certificate or certificates representing the Stock Election Consideration multiplied by the number of Stock Election Shares formerly represented by such certificate divided by the Cash Merger Price, and the certificate shall forthwith be cancelled. No interest will be paid on or accrue on the Cash Merger Price. The Paying Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time of the Merger, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Common Stock which have been converted, in whole or in part, pursuant to this Agreement, into the right to receive cash, and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of such cash.

          If any certificate or certificates for Roll-Over Share Consideration or Stock Election Consideration, if applicable, is to be issued in, or if cash is to be remitted to, a name other than that in which the certificate for shares of Company Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Company or its transfer agent any transfer or other taxes required by reason of the issuance of certificates for such Roll-Over Share Consideration or Stock Election Consideration, if applicable, in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 4.4(b), (i) each certificate for Roll-Over Shares shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender a new certificate or certificates for each Roll-Over Share, as contemplated by Section 4.2(b) and (ii) each certificate for shares of Company Common Stock (other than the Roll-Over Shares) shall be deemed at any time after the Effective Time of the Merger to represent (A) only the right to receive upon such surrender the Cash Merger Price for each share of Company Common Stock or (B) if the Stock Election is exercised, the right to receive upon such surrender (x) the Cash Merger Price (less the Stock Election Consideration) for each Stock Election Share and (y) a new certificate or certificates for each Stock Election Share, as contemplated by Section 4.2(a).

          (c) No dividends or other distributions with respect to Roll-Over Shares or Stock Election Shares, if applicable, with a record date after the Effective Time of the Merger shall be paid to the holder of any certificate for shares of Company Common Stock not surrendered with respect to the Roll-Over Shares or the Stock Election Shares, if applicable, represented thereby and no cash payment in lieu of fractional shares of Company Common Stock shall be paid to any such holder pursuant to Section 4.4(e) until the surrender of such certificate in accordance with this Article 4. Subject to applicable law, following surrender of any such certificate, there shall be paid to the holder of the certificate or certificates representing whole shares issued for the Roll-Over Share Consideration or Stock Election Consideration, if applicable, without interest (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share representing the Roll-Over Share Consideration or the Stock Election Consideration, if applicable, to which such holder is entitled pursuant to Section 4.4(e) and the proportionate amount of dividends or other distributions with a record date after the Effective Time of the Merger therefor paid with respect to such shares representing the Roll-Over Share Consideration or the Stock Election Consideration, if applicable, and (ii) at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares representing the Roll-Over Share Consideration and the Stock Election Consideration, if applicable.

          (d) All cash paid upon the surrender for exchange of certificates representing shares of Company Common Stock in accordance with the terms of this
Article 4 (including any cash paid pursuant to Section 4.4(e)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares exchanged for cash theretofore represented by such certificates.

          (e) Notwithstanding any other provision of this Agreement, each holder of Roll-Over Shares or Stock Election Shares who would otherwise have been entitled to retain a fraction of a share representing the Roll-Over Share Consideration or the Stock Election Consideration (after taking into account all Roll-Over Shares and Stock Election Shares, as the case may be, delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) equal to such fraction multiplied by the Cash Merger Price.

          (f)   Any cash deposited with the Paying Agent pursuant to this
Section 4.4 (the "Exchange Fund") which remains undistributed to the holders of the certificates representing shares of Company Common Stock 180 days after the Effective Time of the Merger shall be delivered to the Surviving Corporation at such time and any holders of shares of Company Common Stock (other than Roll-Over Shares) prior to the Merger who have not theretofore complied with this
Article 4 shall thereafter look only to the Surviving Corporation and only as general unsecured creditors thereof for payment of their claim for cash, if any.

          (g) None of Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public office pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Company Common Stock shall not have been surrendered prior to one year after the Effective Time of the Merger (or immediately prior to such earlier date on which any cash in respect of such certificate would otherwise escheat to or become the property of any federal, state, local, or municipal, foreign or other government or subdivision, branch, department or agency thereof and any governmental or quasi-governmental authority of any nature, including any court or other tribunal (each a "Governmental Entity")), any such cash in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (h) In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Surviving Corporation, the posting by such person of a bond in such reasonable amount as Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed certificate the shares representing the Roll-Over Share Consideration or the Stock Election Consideration, as the case may be (and cash in lieu of fractional shares), and unpaid dividends and distributions on shares representing the Roll-Over Share Consideration and the Stock Election Consideration, if applicable, deliverable in respect thereof pursuant to this Agreement, or cash, as the case may be.

                                   ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Sub as follows:

          5.1.    Existence; Good Standing; Corporate Authority.  The Company is
                  ---------------------------------------------
a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary. The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of the Company's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken with all other such failures, would not have a Company Material Adverse Effect (as defined below). The copies of the Company's Articles of Incorporation (the "Articles of Incorporation") and by-laws previously delivered to Sub are complete and correct and in full force and effect.

          5.2.    Authorization, Validity and Effect of Agreements.  The Company
                  ------------------------------------------------
has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of this Agreement and the transactions contemplated hereby by the majority of all the votes entitled to be cast on the Merger by the holders of Company Common Stock, the consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

          5.3.    Capitalization.  The authorized capital stock of the Company
                  --------------
consists of (x) 15,000,000 shares of Company Common Stock and (y) 5,000,000 shares of preferred stock, par value $.01 per share (the "Company Preferred Stock"). As of

January 31, 1998, there were 4,550,650 shares of Company Common Stock and no shares of Company Preferred Stock issued and outstanding. Since such date, no additional shares of capital stock of the Company have been issued, except shares of Company Common Stock issued upon the exercise of options outstanding under any Company Stock Option Plan. As of January 31, 1998, options to acquire 536,352 shares of Company Common Stock pursuant to the Company Stock Option Plan were outstanding. The company disclosure letter (which identifies the Section or subsection of this Agreement to which each item on such company disclosure letter relates) delivered by the Company to Sub on the date hereof (the "Company Disclosure Letter"), includes a complete and correct list of outstanding Options under such plan (including the number of Options and exercise price of each such Option) held by each employee, participant in the Affiliate Program (as defined in Section 5.25 below) or director. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as set forth above, there are no outstanding shares of capital stock of the Company or existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries. After the Effective Time, other than those Options for which the consents contemplated by Section 4.3(b) shall not have been obtained, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock or other securities of the Company or the Surviving Corporation. The Company Disclosure Letter sets forth the total amount of indebtedness for borrowed money and the total amount of cash on hand of the Company and its Subsidiaries on a consolidated basis as of January 31, 1998. Except as provided in the Company Disclosure Letter, all such indebtedness is prepayable without more than two business days notice and without the payment of any penalty.

          5.4.    Subsidiaries.  The Company owns directly or indirectly each of
                  ------------
the outstanding shares of capital stock (or other ownership interests) of each of the Company's Subsidiaries. Each of the outstanding shares of capital stock (or other ownership interests) of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all Encumbrances (as defined in Section 5.15), other than Encumbrances set forth in the Company Disclosure Letter. The following information for each Subsidiary of the Company is set forth in the Company Disclosure Letter: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock (or other ownership interests); and (iii) the number of issued and outstanding shares of capital stock (or other ownership interests). Except for interests in the Company's Subsidiaries or as provided in the Company Disclosure Letter, neither the Company nor any of the Company's Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity.

          5.5.    No Violation.  Neither the execution and delivery by the
                  ------------
Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provision of the Articles of Incorporation or by-laws of the Company or similar organizational document of any Subsidiary of the Company; (ii) result in a breach or violation of, a default under or the complete withdrawal from, or the triggering of any payment or other obligations pursuant to, or, except as provided in the Company Disclosure Letter, accelerate vesting under or require the consent of any participant under, any Company Benefit Plan, including the Company Stock Option Plan, or any grant or award made under the foregoing or in any benefit plan contained in any collective bargaining agreement to which the Company or any of its Subsidiaries is a party; (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other obligations pursuant to, result in the creation of any Encumbrance upon any of the properties of the Company or its Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, except for any of the foregoing matters which would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below); or (iv) other than the filing of the Articles of Merger, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Exchange Act of 1934 (the "Exchange Act"), the Securities Act of 1933 (the "Securities Act") or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or other person or entity, the failure to obtain or make which would, individually or in the aggregate, have a Company Material Adverse Effect. As used herein, a "Company Material Adverse Effect" shall mean events, changes, facts or effects which, individually or in the aggregate, have had or are reasonably likely to have a material adverse effect on the business, prospects, results of operations, assets or financial condition of the Company and its Subsidiaries taken as a whole, or prevent the consummation of the transactions contemplated hereby.

          5.6.    SEC Documents; Financial Statements. The Company has filed
                  -----------------------------------
all forms, reports and documents required to be filed by it with the Securities and Exchange Commission ("SEC") since June 17, 1994 through the date of this Agreement (collectively, the "Company Reports"). As of their respective dates, the Company Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company Disclosure Letter includes the unaudited financial statements of the Company and its Subsidiaries on a consolidated basis for the year ended December 31, 1997, including a balance sheet as of such date and statements of income and cash flows for such period (the "Company 1997 Financial Statements"). Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules therein) and the Company 1997 Financial Statements fairly presents the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income and cash flows of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules therein) and the Company 1997 Financial Statements fairly presents the results of operations or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

          5.7.    Accounts Receivable.
                  -------------------
   Except as provided in the Company Disclosure Letter, all accounts receivable, notes receivable and other amounts due and owing from any third or related party or other receivables of the Company and its Subsidiaries (the "Accounts Receivable") represent sales actually made or services actually delivered or loans or advances of cash in the ordinary course of business consistent with past practice, and are reflected on the books and records of the Company net of reserves, which are adequate and are calculated in accordance with GAAP and consistent with past practices of Company. Except as provided in the Company Disclosure Letter, all Accounts Receivable are fully collectible through the use of ordinary collection procedures in the full aggregate face amount thereof less any allowance for bad debt loss set forth in the Company Reports, the Company 1997 Financial Statements or thereafter accrued on the books of the Company and its Subsidiaries calculated in accordance with GAAP and consistent with past practices of the Company. Except as provided in the Company Disclosure Letter, there are no refunds, discounts or other adjustments payable in respect of any of the Receivables or any defenses, rights of set-off, assignments, restrictions or Encumbrances enforceable by third parties on or affecting the Receivables.

          5.8.    Insurance.  The Company Disclosure Letter contains a complete
                  ---------
and correct list of all effective insurance policies which cover the business, properties and assets of the Company and its Subsidiaries and all premiums due thereon have been paid. The insurance coverage provided by insurance policies listed in the Company Disclosure Letter and, to the best Knowledge of the Company, the insurance coverage maintained by each participant in the Affiliate Program, is adequate and suitable for the business and operations of the Company and its Subsidiaries or the participant in the Affiliate Program, as the case may be, and, to the best knowledge of the Company, is on such terms, covers such risks (including, to the best Knowledge of the Company, those arising out of the activities of the participants in the Affiliate Program), contains such deductibles and retentions, and is in such amounts, as the insurance customarily carried by comparable companies of established reputation similarly situated and carrying on the same or similar business operations. Complete and correct copies of all such policies have been provided to Sub prior to the date hereof. No notice of cancellation or non-renewal has been received by the Company or its Subsidiaries and neither the Company nor any of its Subsidiaries is in default under any such policy. The financial statements included in the Company Reports and the Company 1997 Financial Statements reflect adequate reserves for any insurance programs which require (or have required) the Company or its Subsidiaries to retain a portion of each loss, including, but not limited to, deductible and self-insurance programs, except to the extent the amount of any failures to reflect adequate reserves for any insurance programs would not, individually or in the aggregate, have a Company Material Adverse Effect.

          5.9.    Litigation.   Except as provided in the Company Disclosure
                  ----------
Letter, there are no actions, suits, arbitrations, charges or proceedings pending or, to the best knowledge of the Company, threatened, at law or in equity, or before or by any court, agency or other governmental or regulatory authority or entity, that would, if adversely determined, have, individually or in the aggregate, a Company Material Adverse Effect.

          5.10.   Absence of Certain Changes.  Except as set forth in the
                  --------------------------
Company Disclosure Letter, since December 31, 1996, the Company and its Subsidiaries have conducted their respective businesses only in the usual, regular and ordinary course, consistent with past practice, and there has not been any Company Material Adverse Effect or any non-recurring event in the absence of which there would have been a Company Material Adverse Effect; and since September 30 ,1997, there has not been (i) any delivery of a notice of non-renewal or any other failure to renew contracts or agreements which are material to the Company and its Subsidiaries taken as a whole, (ii) through the date hereof any loss of any employee who earned more than $100,000 in the most recent fiscal year (in salary, bonus and other cash compensation), (iii) any acquisition or disposition of assets in a transaction or series of related transactions in excess of $250,000, other than in the ordinary course, (iv) any action taken by the Company or any of its Subsidiaries of the type contemplated by Section 7.2(iii) and (vi)-(xvi) hereof or (vi) any failure to take any action by the Company or any of its Subsidiaries of the type contemplated by Section 7.2(i) and (ii) hereof.

          5.11.   Tax Matters.  Except for such matter that (i) would not,
                  -----------
individually or in the aggregate, have a Company Material Adverse Effect; (ii) is disclosed in the Company Disclosure Letter or (iii) is contained in the Company Reports:

          (a)    Definitions:

          "Code" means the Internal Revenue Code of 1986, as amended.  All
           ----
citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

          "Taxes" means any and all federal, state, local and foreign taxes,
           -----
assessments and other governmental charges, duties, impositions and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, "Taxes" also includes any obligations under any agreements or arrangements with any person with respect to the liability for or sharing of Taxes (including pursuant to Treas. Reg. (S) 1.1502-6 or comparable provisions of state, local or foreign tax law) and including liability for Taxes as a transferee or successor, by contract or otherwise.

          "Taxable Period" means any taxable year or any other period that is
           --------------
treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such period or portion thereof, e.g., a quarter) with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.

          "Tax Reserve" shall have the meaning set forth in Section 5.11.
           -----------

          "Tax Return" shall mean any report, return, election, notice,
           ----------
estimate, declaration, information statement and other forms and documents (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a taxing authority in connection with any Taxes (including, without limitation, estimated Taxes).

          (b) All Tax Returns required to be filed by or with respect to the Company and/or any of its Subsidiaries have been timely filed. All such Tax Returns (i) were prepared in the manner required by applicable law, (ii) are true, correct and complete in all respects, and (iii) reflect the liability for Taxes of the Company and each of its Subsidiaries. All Taxes shown to be payable on such Tax Returns, and all assessments of Tax made against the Company and/or any of its Subsidiaries with respect to such Tax Returns, have been paid when due. No adjustment relating to any such Tax Return has been proposed or threatened formally or informally by any Taxing authority and no basis exists for any such adjustment.

          (c) The Company and each of its Subsidiaries have made (or there has been made on their behalf) all required current estimated Tax payments sufficient to avoid any underpayment penalties.

          (d) The Company and each of its Subsidiaries have (i) timely paid or caused to be paid all Taxes that are or were due, whether or not shown (or required to be shown) on a Tax Return and (ii) provided a sufficient reserve for the payment of all Taxes not yet due and payable (the "Tax Reserve") on the financial statements of the Company included in the Company Reports. There are no Taxes that would be due if asserted by a Taxing authority, except with respect to which the Company and each of its Subsidiaries are maintaining adequate reserves on the financial statements of the Company included in the Company Reports.

          (e) The Company and each of its Subsidiaries have complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

          (f) None of the Tax Returns have been or is currently being examined by the Internal Revenue Service (the "IRS") or relevant state, local or foreign Taxing authorities.

          (g) No material claim has ever been made in writing by any Taxing authority with respect to the Company or any of its Subsidiaries in a jurisdiction where the Company and/or any of its Subsidiaries do not file Tax Returns that the Company or any such Subsidiary is or may be subject to Taxation by that jurisdiction. Except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Tax upon any asset of the Company or any of its Subsidiaries.

          (h) The Company and each of its Subsidiaries have made available (or, in the case of Tax Returns filed after the date hereof, will make available at such time and place as Sub may request) to Sub complete and accurate copies of such Tax Returns, and amendments thereto, filed by the Company and/or its Subsidiaries as Sub may request.

          (i) Neither the Company nor any of its Subsidiaries is a party to any agreement relating to allocating or sharing the payment of, or liability for, Taxes for any Taxable Period.

          (j) Neither the Company nor any of its Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of
Section 355 of the Code since April 16, 1997.

          (k) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to, nor will the consummation of the transactions contemplated hereby obligate the Company or Sub to make, the payment of any amount that would not be deductible by the Company or any or its Subsidiaries by reason of Section 280G of the Code.

          (l) Neither the Company nor any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

          (m) All Company Stock Options granted under any Stock Option Plan qualify under Section 162(m)(4) of the Code as an exception from "applicable employer remuneration," and as such, no deduction of the Company or any of its Subsidiaries relating to the Company Stock Options would be disallowed by reason of Section 162(m) of the Code.

          (n) The Company is the common parent of an affiliated group (within the meaning of Code section 1504(a)) that files a consolidated U.S. federal income tax return and includes the corporations listed on the Company Disclosure Letter.

          (o) Neither the Company nor any of its Subsidiaries owns an interest in a partnership or could be treated as a partner in a partnership for U.S. federal income tax purposes.

          5.12.   Employee Benefit Plans.
                  ----------------------

          (a) The Company Disclosure Letter sets forth all pension, retirement, savings, profit sharing, medical, dental, health, disability, life, death benefit, group insurance, deferred compensation, stock option, stock purchase, restricted stock, bonus or incentive, severance pay, employment or termination agreement, and any other employee benefit or compensation plan, trust, arrangement, contract, agreement, policy or commitment, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether formal or informal, written or oral, under which current or former employees, directors or independent contractors of the Company or any of its Subsidiaries are entitled to participate or have participated by reason of their relationship with the Company or any of its Subsidiaries, and (i) to which the Company or any of its Subsidiaries is a party or a sponsor or a fiduciary thereof or by which the Company or any of its Subsidiaries (or any of their rights, properties or assets) is currently bound or (ii) with respect to which the Company or any of its Subsidiaries has any obligation to make payments or contributions, or may otherwise have any current or future liability (but excluding any such Plan covering solely employees of an independent contractor of the Company or any "multiemployer plan" within the meaning of Section 3(37) of ERISA) (collectively, the "Benefit Plans").

          (b) Each Benefit Plan has at all times been operated and administered in compliance in all material respects with its terms, the applicable requirements of ERISA and the Code and all other applicable laws (including regulations and rulings thereunder) of the United States or any foreign jurisdiction, including their respective political subdivisions. Each Benefit Plan that is intended to be tax qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that it is so qualified and that any trust associated with the Plan is tax exempt under Section 501(a) of the Code, and there is no reason why the qualified status of any such Plan or trust would be denied or revoked, whether retroactively or prospectively. All amendments to the Benefit Plans that were required to be made through the date hereof and the Effective Time to maintain the continued qualified status of such Benefit Plans under Section 401(a) of the Code have been or will be made by the Effective Time.

          (c) No actual or threatened disputes, lawsuits, claims (other than routine claims for benefits), investigations, audits or complaints to, or by, any person or Governmental Entity have been filed or are pending with respect to the Benefit Plans or the Company or any of its Subsidiaries in connection with any Benefit Plan or the fiduciaries or administrators thereof, and no state of facts or conditions exist which, to the best knowledge of the Company, could be reasonably expected to subject the Company or any of its Subsidiaries to any liability (other than routine claims for benefits) under the terms of the Benefit Plan or applicable law. With respect to each Benefit Plan, there has not occurred, and no person or entity is contractually bound to enter into, any nonexempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA, nor any transaction that would result in a civil penalty being imposed under Section 409 or 502(i) of ERISA.

          (d) No liability under Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated Benefit Plan which is a "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA (a "Pension Plan"), or any single-employer plan of any entity (an "ERISA Affiliate") that is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate Plan"). With respect to each Pension Plan and each ERISA Affiliate Plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plans' most recent actuarial valuation) did not exceed the then current value of the assets of such Plans, and there has not been an adverse change in the financial condition of such Plans which would have caused a material change in the funded status of such Plans. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan or by any ERISA Affiliate Plan within the three-year period ending on the date hereof. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and no condition exists that presents a material risk that such proceedings will be instituted. Neither the Company, its Subsidiaries nor any ERISA Affiliate has incurred, nor does the Company expect that any such entity will incur, any withdrawal liability with respect to a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) under Title IV of ERISA or any material liability in connection with the reorganization or termination of any multiemployer plan.

          (e) All contributions or payments made or deemed to have been made with respect to each Benefit Plan that is a deferred compensation plan, including any Pension Plan, are presently, and have been during the years to which they relate, fully deductible pursuant to Section 404 of the Code and are not presently, and have never been during the years to which they relate, subject to any excise tax under Section 4972 of the Code. The Company has not requested, nor has pending as of the date hereof or the Effective Time, a minimum funding variance or waiver within the meaning of Section 412(d) of the Code. As of the Effective Time, all payments of outstanding contributions, due on or prior to that date, including minimum contributions, premiums, and funding obligations imposed by the terms of an Benefit Plan or by any law or government agency (including under Part 3 of ERISA and Section 412 of the Code) shall have been made with respect to each Benefit Plan. All contributions to and payments with respect to or under the Benefit Plans that are required to be made with respect to periods ending on or before the Effective Time have been made or accrued before the Effective Time by the Company in accordance with the appropriate plan documents, financial statement, actuarial report, collective bargaining agreements or insurance contracts or arrangements. With respect to each Benefit Plan that is an "employee welfare benefit plan" under Section 3(1) of ERISA (a "Welfare Plan") that is partially or fully funded through a trust, all tax deductions claimed by the Company or any of its Subsidiaries relating to any such trust are allowable, and all tax returns and other governmental filings required to be filed with respect to any such trust, whether by the Company or any of its Subsidiaries or the trust, have been made in a timely manner.

          (f) Except as specifically set forth in the Company Disclosure Letter, no Plan providing medical or death benefits (whether or not insured) with respect to current or former employees of the Company continues such coverage or provides such benefits beyond their date of retirement or other termination of service (other than coverage mandated by section 601 of ERISA, the cost of which is fully paid by the former employee or his or her dependents).

          (g) Each trust fund associated with a Welfare Plan that is established under Section 501(c)(9) of the Code and is intended to be tax-exempt under Section 501(a) of the Code (a "VEBA") has received a favorable determination letter from the IRS stating that the trust fund is so exempt, and there is no reason why the tax-exempt status under Section 501(a) of the Code of any such VEBA would be denied or revoked, whether retroactively or prospectively, by any governmental agency, including, without limitation, the IRS and the United States Department of Labor. Each VEBA has satisfied all applicable requirements of Section 419, 419A and 505 of the Code, and neither the Company nor any Subsidiary has become subject to any excise tax under
Section 4976 of the Code.

          (h) With respect to each Benefit Plan, the Company has made available to Sub complete and correct copies of the following documents, to the extent in each case that such documents exist or are required by law: (1) current plan documents, subsequent plan amendments, or any and all other documents that establish or describe the existence of the plan, trust, arrangement, contract, policy or commitment; (2) current summary plan descriptions and summaries of material modifications; (3) the most recent tax qualified determination letters, if any, received from or applications pending with the IRS; (4) the three most recent Form 5500 Annual Reports, including related schedules and audited financial statements and opinions of independent certified public accountants; (5) with respect to each defined contribution plan, the most recent annual and quarterly or monthly valuations; (6) with respect to each Pension Plan, a copy of the most recent actuarial valuation report; and (7) the most recent nondiscrimination testing results under Sections 401(a)(4), 401(k) and 410(b) of the Code.

          (i) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, director or consultant of the Company.

          (j) Except as set forth in the Company Disclosure Letter, to the best Knowledge of the Company, neither the Company nor any of its Subsidiaries has any liability, contingent or otherwise, with respect to any employee benefit or compensation plan, program, arrangement or agreement that is sponsored, maintained or contributed to by any participant in the Affiliate Program or any other independent owner/operator with whom the Company or any of its Subsidiaries has a contractual relationship including, without limitation, with respect to any such "multiemployer plan" (within the meaning of Section 3(37) of ERISA) or other such "employee benefit plan" (within the meaning of Section 3(3) of ERISA).

          5.13.   Labor Matters; Suppliers; Distributors and Customers.
                  ----------------------------------------------------

          (a) The Company Disclosure Letter lists all collective bargaining or other labor union contracts to which the Company or any of its Subsidiaries is a party and which is applicable to persons employed by the Company or any of its Subsidiaries. There is no pending or, to the best knowledge of the Company, threatened union organizational effort, material labor dispute, strike or work stoppage against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries, nor their respective representatives or employees, has committed any material unfair labor practices in connection with the operation of the respective businesses of the Company or any of its Subsidiaries, and there is no pending or, to the best knowledge of the Company, threatened charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any similar governmental agency. The Company and all of its Subsidiaries, and to the best knowledge of the Company, Jefferies Transportation and Lloyd Transportation and, to the best Knowledge of the Company, each participant in the Affiliate Program, have in the past been and are in compliance in all respects with all applicable collective bargaining agreements and laws respecting employment, employment practices, labor relations, safety and health, wages, hours and terms and conditions of employment, except for such failures to be in compliance as have not had, individually or in the aggregate, a Company Material Adverse Effect that has not been cured and would not have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has experienced within the past 12 months a "plant closing" or "mass layoff" within the meaning of the Worker Adjustment and Retraining Notification Act, 29 U.S.C.
(S)(S) 2101 et seq. The Company Disclosure Letter also sets forth the aggregate number of drivers that work for any of the Company, its Subsidiaries, any participant in the Affiliate Program and any other independent owner/operator with whom the Company has a contractual relationship, specifying, in the case of the Company and its Subsidiaries, the number of such drivers who belong to a union or are otherwise covered by an employment agreement or a collective bargaining agreement.

          (b) The relationships with the suppliers and distributors for and customers of, including, without limitation, all contractors under the Affiliate Program, the Company and its Subsidiaries are satisfactory working commercial relationships and, during the twelve-month period ended on the date of Closing, no such supplier, distributor or customer has cancelled or otherwise terminated its relationship with or decreased its services, supplies or materials to or its usage or purchase of the services or products of the Company or any of its Subsidiaries in a manner which has had or would have a Company Material Adverse Effect. Neither the Company nor any of its

Subsidiaries is aware of any intention of any such supplier, distributor or customer to take any such action.

          5.14.   Absence of Undisclosed Liabilities.  Neither the Company nor
                  ----------------------------------
any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether due or to become due, except (a) liabilities or obligations reflected or reserved against in the financial statements of the Company included in the Company Reports or the Company 1997 Financial Statements and (b) liabilities or obligations which would not, individually or in the aggregate, have a Company Material Adverse Effect.

          5.15.   Title to Properties and Related Matters. Each of the Company
                  ---------------------------------------
and its Subsidiaries has good and marketable title (and with respect to all owned real property (the "Owned Real Property"), fee simple title) to all of the properties and assets which it purports to own, real, personal, tangible and intangible (including those reflected in the financial statements included in the Company Reports and in the Company 1997 Financial Statements, except as since sold or otherwise disposed of in the ordinary course), free of any mortgage, claim, lien, pledge, option, charge, security, security interest or other similar interest, encumbrance, easement, judgment or imperfection of title of any nature whatsoever (each, an "Encumbrance") except (i) those reflected or reserved against in the latest financial statements of the Company included in the Company Reports or the Company 1997 Financial Statements, (ii) Taxes and general and special assessments not in default and payable without penalty and interest, and (iii) Encumbrances which would (x) not materially detract from the value, or interfere with the present use, of the properties of the Company and its Subsidiaries, and (y) would not otherwise materially impair the business operations of the Company and its Subsidiaries (collectively, "Permitted Encumbrances").

          (b) Set forth in the Company Disclosure Letter is a list of all leases, subleases and other agreements (the "Real Property Leases") under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property or facility (the "Leased Real Property") (including all modifications, amendments and supplements thereto) and a summary of the material terms and amounts of payments due under such Real Property Leases. The Company has heretofore provided to Sub complete and correct copies (or accurate summaries or abstracts) of all Real Property Leases. Each Real Property Lease and each other lease with respect to any personal property leased by the Company or any of its Subsidiaries is valid and binding on the Company or its Subsidiary, as the case may be, and in full force and effect, and no termination event or condition or uncured default on the part of the Company or any such Subsidiary or, to the best knowledge of the Company, the landlord or lessor, as the case may be, exists under any Real Property Lease or any such other lease. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of Leased Real Property and possesses and quietly enjoys the Leased Real Property under the Real Property Leases free and clear of all Encumbrances, except for Permitted Encumbrances.

          5.16.  Material Contracts.  There have been made available to Sub or
                 ------------------
its designees complete and correct copies of all of the following contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound (collectively, the "Material Contracts"): (i) contracts with any current officer, director, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries;
(ii) contracts for the sale of any of the assets of the Company or any of its Subsidiaries other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets; (iii) contracts containing covenants of the Company or any of its Subsidiaries not to compete in any line of business or with any person in any geographical area or, other than forms of contracts with independent contractors in connection with the Affiliate Program, covenants of any other person not to compete with the Company or any of its Subsidiaries in any line of business or in any geographical area; (iv) indentures, credit agreements, mortgages, promissory notes, and other contracts relating to the borrowing of money which are in excess of $1,000,000 in the aggregate, (v) contracts or obligations with all employees, consultants and agents providing for annual payments in excess of $150,000, (vi) contracts which contain change of control provisions or whose severance provisions will be accelerated upon consummation of the transactions contemplated hereby; (vii) forms of contracts with independent contractors in connection with the Affiliate Program which are substantially the same as all such contracts; and (viii) all other agreements contracts or instruments which are material to the Company. All of the Material Contracts are in full force and effect and are the legal, valid and binding obligation of the Company or its Subsidiaries, enforceable against them in accordance with their respective terms. Neither the Company nor any Subsidiary is in default under any Material Contract nor, to the best knowledge of the Company, is any other party to any Material Contract in default thereunder.

          5.17.  Compliance With Laws.  The Company and each of its
                 --------------------
Subsidiaries, and to the best Knowledge of the Company, each participant in the Affiliate Program have been in the past and are in compliance with all applicable statutes, laws, codes, ordinances, regulations, rules, Permits (as defined below), judgments, decrees and orders of any Governmental Entity, except for such failures to be in compliance as have not had, individually or in the aggregate, a Company Material Adverse Effect that has not been cured and would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries and, to the best Knowledge of the Company, each participant in the Affiliate Program has in effect (and the Company and/or each Subsidiary and, to the best Knowledge of the Company, each participant in the Affiliate Program has timely made appropriate filings for issuance or renewal thereof) all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, including all authorizations under Environmental Laws (as defined below) and exemptions from any of the foregoing (collectively, "Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, except for the failure to have such Permits that, individually or in the aggregate, has not had and would not have a Company Material Adverse Effect. The Company Disclosure Letter contains a list of all of the type of Permits which are material to the Company and its Subsidiaries and the Company or a Subsidiary of the Company has all such Permits and all such Permits are in full force and effect, except as set forth in the Company Disclosure Letter. Copies of such Permits have been provided to Sub or its counsel or will be so provided upon request. No default under any Permit has occurred, except for defaults under Permits that, individually or in the aggregate, would have a Company Material Adverse Effect. Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, nor to the best Knowledge of the Company, any participant in the Affiliate Program has received notice of any pending investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or any participant in the Affiliate Program. To the best knowledge of the Company, no such investigation or review is threatened.

          5.18.  Environmental, Health and Safety Matters.  Except for such
                 ----------------------------------------
matter that (i) would not, individually or in the aggregate, have a Company Material Adverse Effect; (ii) is disclosed in the Company Disclosure Letter or
(iii) is contained in the Company Reports:

          (a) The Company and each of its Subsidiaries comply, and the Company and each of its Subsidiaries at all times have complied, with all EHS Requirements of Law (as defined below) applicable to their operations or the Properties (as defined below), including, without limitation, the use, maintenance and operation of the Properties, and all activities and conduct of business by them related thereto, including, without limitation, the treatment, remediation, removal, transport, storage and/or disposal of any Contaminant (as defined below);

          (b) The Company and each of its Subsidiaries have obtained or have taken appropriate steps, as required by EHS Requirements of Law, to obtain all EHS Permits necessary for their operations and the ownership and operation of the Properties, all such EHS Permits (as defined below) are in good standing, and the Company and each of its Subsidiaries are currently in compliance with all terms and conditions of such EHS Permits. No material change in the facts or circumstances reported or assumed in the applications for or the granting of such EHS Permits exists. There are not any proceedings threatened which would jeopardize the validity of any such EHS Permits;

          (c) All of the third parties with which the Company or any of its Subsidiaries have arranged, engaged or contracted to accept, treat, transport, store, dispose or remove any Contaminant generated or present at any of the Properties, or which otherwise participate or have participated in activities or conduct related to the operations of the Company or any of its Subsidiaries or the Properties, were, to the knowledge of the Company, properly permitted at the relevant time to perform the foregoing activities or conduct;

          (d) Neither the Company nor any of its Subsidiaries is subject to any investigation, or any judicial or administrative proceeding, notice, order, judgment, decree or settlement, alleging or addressing in connection with the operations or the Properties (i) any violation of any EHS Requirements of Law, or (ii) any Remedial Action (as defined below), or (iii) any claims or liabilities and costs arising from the Release (as defined below) or threatened Release of any Contaminant;

          (e) No Environmental Lien (as defined below) has attached to any of the Properties;

          (f) Neither the Company nor any of its Subsidiaries has received or is otherwise aware of any notice, claim or other communication concerning (i) any alleged violation of any EHS Requirements of Law at any of the Properties, whether or not corrected to the satisfaction of the appropriate authority, (ii) alleged liability of the Company or any Subsidiary for EHS Damages (as defined below) arising out of or related to the operations or any of the Properties, or
(iii) any alleged liability of the Company or any of its Subsidiaries arising out of or related to the operations or the Properties for the Release or threatened Release of a Contaminant at any location, and there exists no writ, injunction, decree, order or judgment outstanding, nor any lawsuit, claim, proceeding, citation, directive, summons or investigation, pending or threatened, relating to the condition, ownership, use, maintenance or operation of any of the Properties, or the suspected presence of Contaminants thereon or therefrom, nor does there exist any basis for such lawsuit, claim, proceeding, citation, directive, summons or investigation being instituted or filed;

          (g) There has been no Release of any Contaminants in reportable quantities at, to or from any of the Properties;

          (h) None of the Properties is listed or proposed for listing on the National Priorities List ("NPL") pursuant to the Comprehensive Environmental
                           ---
Response, Compensation, and Liability Act, as amended ("CERCLA"), or listed on
                                                        ------
the Comprehensive Environmental Response Compensation Liability Information System List ("CERCLIS") or any similar state list of sites, and neither the
              -------
Company nor any of its Subsidiaries is aware of any conditions at any of such Properties which, if known to a Governmental Entity, would qualify such Properties for inclusion on any such list;

          (i) Neither the Company nor any of its Subsidiaries has any contingent liability in connection with its operations or the ownership or operation of any of the Properties for the Release or threatened Release of any Contaminant at any location;

          (j) Neither the Company nor any of its Subsidiaries has disposed (as such term is defined in the Federal Resource Conservation and Recovery Act) of any Contaminant at any of the Properties;

          (k) Neither the Company nor any of its Subsidiaries has transported or arranged for the transport of any Contaminant to any facility or site for the purpose of treatment or disposal which (i) is included on the NPL or CERCLIS,
(ii) is or was, at the time of disposal, subject to a Remedial Action requirement (other than routine, anticipated, closure-related corrective action obligations affecting closed solid waste management units at such facility) issued under the federal Resource Conservation and Recovery Act or any state, local or foreign solid or hazardous waste regulatory law, or (iii) at the time of the disposal had received a notice of violation or was otherwise subject to a governmental enforcement action with respect to alleged violations of any EHS Requirements of Law;

          (l) No Contaminant has migrated from any of the Properties onto or underneath other properties, nor has any Contaminant migrated or threatened to migrate from other properties upon, about or beneath any of the Properties;

          (m) No underground improvements, including but not limited to treatment or storage tanks, sumps, or water, gas or oil wells, or associated piping, are or have ever been located on any of the Properties;

          (n) There is not constructed, placed, deposited, released, stored, disposed, leaching nor located on any of the Properties any polychlorinated biphenyls ("PCBs") or transformers, capacitors, ballasts, or other equipment
            ----
which contain dielectric fluid containing PCBs; and

          (o) Neither the Company nor any of its Subsidiaries has any liability, or has received or is otherwise aware of any notice, claim or other communication alleging liability on the part of the Company or any of its Subsidiaries, for the violation of any EHS Requirements of Law, for EHS Damages, or for the Release or threatened Release of any Contaminant in connection with any businesses or properties previously owned or operated by the Company or any of its Subsidiaries or any former subsidiary.

For purposes hereof, the following terms shall have the following meanings:

          "Contaminant" means any pollutant, chemical substances, hazardous
           -----------
substance, radioactive substance, toxic substance, hazardous waste, medical waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, PCBs, or any hazardous or toxic constituent thereof and includes, but is not limited to, any substance regulated, restricted or addressed by or under EHS Requirements of Law.

          "EHS Damages" means all claims, judgments, damages (including punitive
           -----------
damages), losses, penalties, fines, interest, fees, liabilities (including strict liability), encumbrances, liens, costs, and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement of judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including, without limitation, reasonable attorneys' fees and disbursements and consultants' fees, any of which are incurred at any time as a result of the existence of Contaminants at any location or noncompliance with EHS Requirements of Law, including without limitation:

          (i) Damages for personal injury or threatened personal injury (including sickness, disease or death), or injury or threatened injury to property or natural resources, foreseeable or unforeseeable, including, without limitation, the cost of demolition and rebuilding of any improvements on real property;

          (ii) Reasonable fees incurred for the services of attorneys, consultants, contractors, doctors, experts, laboratories and all other reasonable costs incurred in connection with any damages as described in subparagraph (i) of this definition, and the investigation or remediation of Contaminants or the suspected presence of Contaminants or the violation or threatened violation of EHS Requirements of Law including, but not limited to, the preparation of any feasibility studies or reports or the performance of any investigations, cleanup, treatment, remediation, removal, response, abatement, containment, closure, storage, disposal, transport, restoration or monitoring work required by any federal, state, local or foreign governmental agency or political subdivision, or otherwise expended in connection with such conditions, and including, without limitation, any reasonable attorneys' fees, costs and expenses incurred in enforcing this Agreement or collecting any sums due hereunder; and

          (iii) Liability to any third person or Governmental Entity to indemnify such person or Governmental Entity for costs expended in connection with the items referenced in subparagraphs (i) and (ii) of this definition.

          "EHS Permits" means all permits, consents, licenses, and other
           -----------
approvals or authorizations required under EHS Requirements of Law.

          "EHS Requirements of Law" means all federal, state, local and foreign
           -----------------------
laws, statutes, codes, ordinances, rules, regulations, directives, binding policies, EHS Permits, or orders relating to or addressing the environment, health or safety, including, but not limited to, any law, statute, code, ordinance, rule, regulation, directive, binding policy, EHS Permit or order relating to (x) the use, handling or disposal of any Contaminant or (y) workplace or worker safety and health, as such requirements are promulgated by the specifically authorized Governmental Entity responsible for administering such requirements.

          "Environmental Lien" means a lien in favor of any Governmental Entity
           ------------------
for any (a) liability under any EHS Requirement of Law, or (b) damages arising from, or costs incurred by, such Governmental Entity in response to a Release or threatened Release of a Contaminant into the environment.

          "Properties" means all real or personal property of any kind or
           ----------
description presently owned, leased, operated, or otherwise under the control of the Company or any Subsidiary.

          "Release" means the presence, release, spill, emission, leaking,
           -------
pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the indoor or outdoor environment of any Contaminant through or in the air, soil, subsurface, surface water, groundwater or Properties.

          "Remedial Action" means actions required to (i) clean up, remove,
           ---------------
treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (iii) investigate and determine if a remedial response is needed, to design such a response and post-remedial investigation, monitoring, operation, maintenance and care.

          5.19 Assets.  The Company Disclosure Letter sets forth a complete
               ------
and correct list of all fixed assets, including the net book value of such assets, of the

Company and its Subsidiaries. At the Effective Time, the assets of the Company, its Subsidiaries and, to the best Knowledge of the Company, the participants in the Affiliate Program will constitute all the equipment and other assets presently used in the conduct of (except as sold or retired in the ordinary course of business) or necessary to operate the businesses of the Company and its Subsidiaries in accordance with past practice. All assets of the Company, its Subsidiaries and, to the best Knowledge of the Company, the participants in the Affiliate Program, including those assets set forth on the Company Disclosure Letter, including those reflected in the financial statements included in the Company Reports, the Company 1997 Financial Statements or otherwise, are, in the aggregate, well maintained and in good operating condition, and, with respect to the tank trailers, facilities and tractors, are free from all structural flaws and design and engineering deficiencies which would materially reduce the useful life of such assets, except for reasonable wear and tear and except for items which have been written down in the financial statements included in the Company Reports or the Company 1997 Financial Statements to a realizable market value or for which adequate reserves have been provided in the financial statements included in the Company Reports or the Company 1997 Financial Statements. The present quantity of all such equipment of the Company, its Subsidiaries and the participants in the Affiliate Program is reasonably necessary, in the aggregate, in the present course of the business conducted by the Company and its Subsidiaries. All of such equipment (except for leased equipment for which the lessors have valid security interest) is free and clear of any Encumbrance other than Permitted Encumbrances.

          5.20. No Brokers.  Neither the Company nor any of its Subsidiaries
                ----------
has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or any of its Subsidiaries or the Surviving Corporation to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained BT Alex. Brown Incorporated as its financial advisor, the arrangements with which have been disclosed in writing to Sub prior to the date hereof. Other than the foregoing arrangements, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

          5.21. Intellectual Property.  The Company and each Subsidiary owns, or
                ---------------------
is validly licensed or otherwise has the right to use, without any obligation to make any fixed or contingent payments, including any royalty payments, as applicable, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs that are used in the conduct of the business of the Company as now operated (collectively, "Intellectual Property Rights"). The Company Disclosure Letter sets forth a description of all patents, trademarks and copyrights and applications therefor owned by or licensed to the Company and its Subsidiaries that are used in the conduct of the business of the Company and its Subsidiaries as now operated (excluding customary commercial software licenses). No claims are pending or, to the best knowledge of the Company, threatened that the Company is, and to the best knowledge of the Company, neither the Company nor any Subsidiary is, infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the best knowledge of the Company, no person is infringing the rights of the Company or any Subsidiary with respect to any Intellectual Property Right. Neither the Company nor any Subsidiary has licensed, or otherwise granted, to any third party, any rights in or to any Intellectual Property.

          5.22. State Takeover Statutes.  The Board of Directors of the Company
                -----------------------
has approved this Agreement and the Voting Agreement and the transactions contemplated hereby and thereby (including the Merger) and such approval is sufficient to render inapplicable to such agreements and transactions the provisions of any "fair price," "moratorium," "control share," "interested shareholder," "affiliated transaction" or other anti-takeover statute or regulation (including Sections 607.0901 and 607.0902 of the FBCA) and any applicable anti-takeover or other restrictive provision of the Articles of Incorporation, by-laws or other governing instruments. The Company does not have a "shareholder rights plan" or other arrangement of similar effect.

          5.23. Board Recommendation.  The Board of Directors of the Company, at
                --------------------
a meeting duly called and held, has (a) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders and (b) resolved to recommend that the holders of Company Common Stock approve this Agreement and the transactions contemplated hereby, including the Merger.

          5.24. Related Party Transactions.  Except as set forth in the Company
                --------------------------
Reports or in the Company Disclosure Letter, no director, officer, partner, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (a) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries, (b) engaged in a business related to the business of the Company or any of its Subsidiaries or (c) is otherwise participating in any transaction to which the Company or any of its Subsidiaries is a party.

          5.25. Affiliate Programs, Etc.
                ------------------------

          (a) The Company Disclosure Letter contains an accurate summary of the arrangements of the Company and its Subsidiaries with the affiliate partners, more commonly known as the "Affiliate Program." The Company and its Subsidiaries have furnished to Sub copies of the standard form of the contracts used by the Company and its Subsidiaries in connection with the Affiliate Program (also known as the MTL Contractor Agreement), and the actual terms and provisions of the arrangements (contractual or otherwise) between the Company and/or any of its Subsidiaries, on the one hand, and the participants in the Affiliate Program, on the other hand, (a) are not in
                                       -
any material respect (individually and/or taken as a whole) different from those set forth in such standard contracts, (b) are on arms' length terms and (c) do
                                       -                                 -
not contain any unusual or burdensome provision which, individually or in the aggregate, has had, or would have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries (x) owns or is obligated to make any
                                         -
investment in any participant in the Affiliate Program or (y) has consummated
                                                           -
during the 12-month period ended on the date of the Closing or is obligated to consummate at any time in the future, any transaction with any participant in the Affiliate Program other than in the ordinary course of business consistent with past practice or as otherwise provided in the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries has outstanding any obligation or indebtedness owing to any participant in the Affiliate Program other than in the ordinary course of business consistent with past practice. All of the material agreements between the Company and/or any of its Subsidiaries, on the one hand, and participants in the Affiliate Program, on the other hand, are legal, valid and binding obligations of the Company or its Subsidiaries and, to the best knowledge of the Company, of each of the other parties thereto, enforceable against such parties in accordance with their respective terms. Neither the Company nor any of its Subsidiaries nor, to the best knowledge of the Company, any participant in the Affiliate Program is in default under any term of any such agreement, which default, individually or in the aggregate, would have a Company Material Adverse Effect.

          (b) The Company and its Subsidiaries have furnished to Sub copies of the standard form of the Master Trailer Lease Agreement, Agreement for Transportation Services and Independent Contractor Agreement. The actual terms and provisions of the arrangements (contractual or otherwise) between the Company and/or any of its Subsidiaries, on the one hand, and the owner/operators, drivers, independent contractors, trailer lessees, shippers and customers, on the other hand, (a) are not in any material respect (individually
                               -
and/or taken as a whole) different in form from those set forth in such standard contracts, (b) are on arms' length terms and (c) do not contain any unusual or
            -                                 -
burdensome provision which, individually or in the aggregate, has had, or would have, a Company Material Adverse Effect. All of such agreements between the Company and/or any of its Subsidiaries, on the one hand, and the owner/operators, drivers, independent contractors, trailer lessees, shippers and customers, on the other hand, are legal, valid and binding obligations of the Company or its Subsidiaries and, to the best knowledge of the Company, of each of the other parties thereto, enforceable against such parties in accordance with their respective terms. Neither the Company nor any of its Subsidiaries nor, to the best knowledge of the Company, the owner/operators, drivers, independent contractors, trailers lessees, shippers or customers who are parties to such agreements is in default under any term of any such agreement, which default, individually or in the aggregate, would have a Company Material Adverse Effect.

          5.26.  Opinion of Financial Advisor.  The Company has received, and
                 ----------------------------
has furnished to Sub a copy of, the opinion of BT Alex. Brown Incorporated to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

          5.27.  Proxy Statement; Schedule 13E-3; Form S-4.  The Proxy
                 -----------------------------------------
Statement (as defined below) to be mailed to the stockholders of the Company in connection with the special meeting of the stockholders of the Company (the "Special Meeting") and the Schedule 13E-3 (as defined below) and the Form S-4 (as defined below), if filed, and any amendment thereof or supplement thereto (excluding any information supplied in writing by Sub specifically for inclusion therein), when, in the case of the Proxy Statement, mailed and at the time of the Special Meeting, and, in the case of the Schedule 13E-3 and the Form S-4 when and if filed and, in the case of the Form S-4 and any amendment or supplement thereto, when it becomes effective, shall not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, and shall comply with all requirements of the Securities Act and the Exchange Act.

          5.28.  Alternative Proposal.  On or prior to the date hereof, there
                 --------------------
has not been any bona fide publicly announced Alternative Proposal (as defined in Section 7.1 hereof) with respect to the Company or any of its Subsidiaries nor has there been made public an intention (whether or not conditional) to make such an Alternative Proposal with respect to the Company or any of its Subsidiaries.

                                   ARTICLE 6

                     REPRESENTATIONS AND WARRANTIES OF SUB

            Sub represents and warrants to the Company as follows:

          6.1.   Existence; Good Standing; Corporate Authority.  Sub is a
                 ---------------------------------------------
corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Sub is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary. Sub has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. The copies of Sub's Articles of Incorporation and by-laws previously delivered to the Company are complete and correct and in full force and effect. Sub has no subsidiaries.

          6.2.   Authorization, Validity and Effect of Agreements.  Sub has the
                 ------------------------------------------------
requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes a valid and legally binding obligation of Sub, enforceable against Sub in accordance with its terms.

          6.3.   Capitalization.  The authorized capital stock of Sub consists
                 --------------
of 1,000,000 shares of Sub Common Stock and 250,000 shares of preferred stock, par value $.01 per share, of Sub of which 100 shares are issued and outstanding. Notwithstanding any provisions to the contrary, Sub may, in its sole discretion, increase the number of shares of authorized Sub Common Stock and the number of shares of Sub Common Stock issued and outstanding.

          6.4.   No Violation.  Neither the execution and delivery by Sub of
                 ------------
this Agreement, nor the consummation by Sub of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provision of the Articles of Incorporation or by-laws of Sub;
(ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any Encumbrance upon any of the material properties of Sub under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Sub is a party, or by which Sub or any of its properties is bound or affected, except for any of the foregoing matters which would not, individually or in the aggregate, prevent or delay the consummation of the transactions contemplated hereby; or (iii) other than the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, the failure to obtain or make which would, individually or in the aggregate, prevent or delay the consummation of the transactions contemplated hereby.

          6.5.   Interim Operations of Sub.  Sub was formed solely for the
                 -------------------------
purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          6.6.   Financing.  Sub has sufficient sources of liquid capital funds,
                 ---------
and at the Effective Time will fund, in cash, to the Company sufficient equity capital to pay all amounts required by Section 4.2 hereof and to pay all other amounts required to be paid hereunder by Sub at the Effective Time. Sub has delivered to the Company complete and correct executed copies of letters with respect to the financing (the "Financing Letters") required for the consummation of the transactions contemplated hereby. Assuming satisfaction of all applicable conditions set forth in the Financing Letters and full funding thereunder, such financing, together with the other funds available to Sub as provided above, will provide sufficient funds to consummate the transactions contemplated hereby.

                                   ARTICLE 7

                                   COVENANTS

          7.1.   Alternative Proposals.
                 ---------------------

          (a) The Company agrees (x) that neither it nor any of its Subsidiaries shall, and the Company shall cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation, share exchange or similar transaction involving, or any purchase of all or any significant portion of the assets or any securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate (including by waiving the terms of any confidentiality or standstill agreement) any effort or attempt to make or implement an Alternative Proposal and (y) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 7.1.

          (b)   Notwithstanding the foregoing, nothing contained in this Section
7.1 shall prohibit the Board of Directors of the Company or its designees from furnishing information to or entering into discussions or negotiations with any person or entity that makes an unsolicited bona fide written Alternative Proposal, if, and only to the extent that, (w) the furnishing of such information is pursuant to a reasonable and customary confidentiality agreement, (which confidentiality agreement shall be on terms no more favorable in the aggregate to such person or entity than those set forth in the confidentiality agreement between the Company and Apollo Management, L.P.), (x) the Board of Directors of the Company determines in good faith after consultation with outside counsel that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (y) the Board of Directors of the Company determines in good faith after consultation with its financial advisor that such Alternative Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person or entity making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement and (z) the Company is otherwise in compliance with this Section 7.1. Nothing in this Section 7.1 shall prevent the Company from complying with Rule 14e-2 under the Exchange Act, to the extent applicable.

          (c) The Company agrees that it will notify Sub immediately if any such inquiries or proposals are received by (including the identity of the party making the inquiry or proposal and the terms of the proposal), any such information is requested from the Company, or any such negotiations or discussions are sought to be initiated or continued with the Company. The Company agrees that it will keep Sub informed, on an immediate basis, of the status and the terms of any such discussions or negotiations, including any amendments or modifications to the proposal.

          (d) Nothing in this Section 7.1 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article 9 hereof),
(y) permit the Company to enter into any agreement (other than the confidentiality agreement contemplated by Section 7.1(b)(w)) with respect to an Alternative Proposal during the term of this Agreement, it being agreed that during the term of this Agreement, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal, or (z) affect any other obligation of the Company under this Agreement.

          7.2.   Interim Operations.  Prior to the Effective Time, except as set
                 ------------------
forth in the Company Disclosure Letter or as contemplated by any other provision of this Agreement, unless Sub has consented in writing thereto, the Company:

          (i) shall, and shall cause each of its Subsidiaries to, conduct its operations and business according to their usual, regular and ordinary course consistent with past practice;

          (ii) shall use its best efforts, and shall cause each of its Subsidiaries to use its best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

          (iii) shall not, and shall cause its Subsidiaries not to, amend their respective Articles of Incorporation or by-laws or comparable governing instruments;

          (iv) shall promptly notify Sub of (x) any material change in its condition (financial or otherwise), business, prospects, properties, assets, liabilities or the normal course of its business or of its properties, (y) any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or (z) the breach of any representation or warranty contained herein;

          (v) shall promptly deliver to Sub correct and complete copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (vi) shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), release or relinquishment of any material contract rights, or any acquisition or disposition of assets or securities in excess of $100,000 in the aggregate other than in the ordinary course of business consistent with past practice;

          (vii) shall not, and shall not permit any of its Subsidiaries to, (x) grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock or other securities of the Company or its Subsidiaries or (y) accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan or, except as contemplated by Section 4.3(a)(i), authorize cash payments in exchange for any options granted under any of such plans;

          (viii) shall not, and shall not permit any of its Subsidiaries to, amend in any material respect the terms of the Benefit Plans, including, without limitation, any employment, severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any employment, severance or similar agreements or arrangements;

          (ix) shall not, and shall not permit any of its Subsidiaries to (x) increase or agree to increase the compensation payable or to become payable to its officers or, other than increases in accordance with past practice which are not material, to its employees or (y) enter into any collective bargaining agreement;

          (x) shall not, and shall not permit any of its Subsidiaries to, (x) incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity or (y) make any loans or advances to any other person, except in the case of clause (x) for borrowings under existing credit facilities in the ordinary course of business and, except in the case of clause (y) for advances consistent with past practice which are not material;

          (xi) shall not, and shall not permit any of its Subsidiaries to, (x) materially change any practice with respect to Taxes, (y) make, change or revoke any material Tax election, or (z) settle or compromise any material dispute involving a Tax liability;

          (xii) shall not, and shall not permit any of its Subsidiaries to, (x) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests or (y) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action or (z) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (xiii) shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, securities or convertible securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date hereof in accordance with their present terms);

          (xiv) shall not, and shall not permit any of its Subsidiaries to, make or agree to make any capital expenditure or expenditures with respect to property, plant or equipment which, individually or in a series of related transactions, is in excess of $100,000 or, in the aggregate, are in excess of $500,000 except as otherwise in the ordinary course of business consistent with past practice in order to satisfy actual or expected contractual commitments to customers;

          (xv) shall not, and shall not permit any of its Subsidiaries to, change any accounting principles or practices;

          (xvi) shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Reports or incurred thereafter in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill, non-solicitation or similar agreement to which the Company or any Subsidiary is a party; and

          (xvii) shall not, and shall not permit any of its Subsidiaries to take, or agree (in writing or otherwise) or resolve to take, any of the foregoing actions.

          7.3.   Meetings of Stockholders.  The Company will take all action
                 ------------------------
necessary in accordance with applicable law and its Articles of Incorporation and by-laws, including the timely mailing of the Proxy Statement, to convene the Special Meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. Subject to fiduciary obligations under applicable law, the Board of Directors of the Company shall recommend such approval, shall not withdraw or modify such recommendation and shall take all lawful action to solicit such approval. Without limiting the generality of the foregoing, in the event that the Board of Directors of the Company withdraws or modifies its recommendation, the Company nonetheless shall cause the meeting of the stockholders to be convened and a vote taken with respect to the Merger and the Board of Directors of the Company shall communicate to the Company's stockholders its basis for such withdrawal or modification as contemplated by Section 607.1103(2)(a) of the FBCA.

          7.4.   Filings and Other Action.  Subject to the terms and conditions
                 ------------------------
herein provided, the Company and Sub shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) promptly making all such filings and promptly seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate, including in connection with obtaining the funding contemplated by the Financing Letters, to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

          7.5.   Access to Information.  From the date hereof to the Effective
                 ---------------------
Time, the Company shall (i) allow all designated officers, attorneys, accountants and other representatives of Sub reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, including for the purpose of conducting such environmental examinations and audits as Sub shall request, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company and its Subsidiaries (ii) furnish to Sub, Sub's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Company to cooperate with Sub in Sub's investigation of the business of the Company and its Subsidiaries.

          7.6.   Publicity.  The initial press release relating to this
                 ---------
Agreement shall be a joint press release and thereafter the Company and Sub shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

          7.7.   Proxy Statement; Form S-4.
                 -------------------------

          (a) Sub and the Company shall cooperate and prepare, and the Company shall file with the SEC as soon as practicable, a proxy statement with respect to the Special Meeting of the stockholders of the Company in connection with the Merger (the "Proxy Statement"), respond to comments of the staff of the SEC, clear the Proxy Statement with the staff of the SEC and promptly thereafter mail the Proxy Statement to all holders of record of Company Common Stock. If the Stock Election is exercised, Sub and the Company shall cooperate and prepare, and the Company shall file a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act with the SEC promptly following receipt of final comments from the staff of the SEC on the Proxy Statement (or advice that the staff will not review such filing) or such other time as Sub may determine. The Company will comply in all respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement, the Form S-4 and the solicitation of proxies for the Special Meeting (including any requirement to amend or supplement the Proxy Statement) and each party shall furnish to the other such information relating to it and its affiliates and the transactions contemplated by this Agreement and such further and supplemental information as may be reasonably requested by the other party. The Proxy Statement shall include the recommendation of the Company's Board of Directors in favor of the Merger, unless otherwise required by the fiduciary duties of the directors under applicable law as contemplated hereby. The Company shall use all reasonable efforts, and Sub will cooperate with the Company, to have the Form S-4 declared effective by the SEC as promptly as practicable. The Company shall use its best efforts to obtain prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto.

          (b) The Company agrees that the Proxy Statement, and if applicable the Form S-4, and each amendment or supplement thereto at the time of mailing thereof and at the time of the meeting of stockholders of the Company, or, in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading; provided, however, that the
                                               --------  -------
foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning Sub furnished to the Company by Sub specifically for use in the Proxy Statement or the Form S-4. Sub agrees that the written information concerning Sub provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of stockholders of the Company, or, in the case of the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading.

          (c) No amendment or supplement to the Proxy Statement or the Form S-4 will be made by Sub or the Company without the approval of the other party. The Company will advise Sub of any request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

          7.8.  Further Action.  Each party hereto shall, subject to the
                --------------
fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

          7.9.  Schedule 13E-3.
                --------------

          (a) If, in the opinion of the Company's counsel after consultation with counsel to Sub, the filing with the SEC of a Transaction Statement on
Schedule 13E-3 (the "Schedule 13E-3") in connection with the Merger is required by Rule 13e-3 under the Exchange Act, the Company will file the Schedule 13E-3 with the SEC at the time of filing of the Proxy Statement. If the Schedule 13E-3 is filed, at the time of any amendment to the Proxy Statement, the parties will cause to be filed with the SEC an appropriate amendment to the Schedule 13E-3.

          7.10.  Expenses.  Except as set forth in Section 9.5, whether or not
                 --------
the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein.

          7.11.  Insurance; Indemnity.  (a)  Sub agrees that all rights to
                 --------------------
indemnification for acts or omissions occurring prior to the Effective Time in favor of the current or former directors or officers of the Company as provided in the Articles of Incorporation or by-laws of the Company shall survive the Merger and shall continue in full force and effect in accordance with their terms from the Effective Time of the Merger until the expiration of the applicable statute of limitations with respect to any claims against the current or former directors or officers of the Company arising out of such acts or omissions. With respect to the officers and directors of the Company immediately prior to the Closing, the Company shall purchase (and Sub shall not object to such purchase) a run-off policy for current directors' and officers' liability insurance maintained by the Company, such policy to become effective at the Closing and remain in effect for a period of five years after the Closing, at a premium not to exceed 200% of the annual premium of the Company's director's and officer's insurance policy in effect on the date hereof.

          (b) The Company agrees to use its best efforts to amend its existing insurance policies or purchase a supplemental insurance policy which provides pollution coverage at a level reasonably acceptable to Sub for wrongful or negligent misdelivery of product transported by the Company, its Subsidiaries and each participant in the Affiliate Program.

          7.12.  Certain Tax Matters.  From the date hereof until the Effective
                 -------------------
Time, (i) the Company and each Subsidiary will prepare and file, in the manner required by applicable law, all Tax Returns and reports ("Post-Signing Returns") required to be filed; (ii) the Company and each Subsidiary will timely pay all Taxes shown as due and payable on such Post-Signing Returns that are so filed;
(iii) the Company and each Subsidiary will make provision for all Taxes payable by the Company and/or any such Subsidiary for which no Post-Signing Return is due prior to the Effective Time; and (iv) the Company will promptly notify Sub in writing of any action, suit, proceeding, claim or audit pending against or with respect to the Company or any Subsidiary in respect of any Tax.

          7.13.  Other Actions.  The Company shall not, and shall cause each of
                 -------------
its Subsidiaries not to, take or omit to take any action, the taking or omission of which would reasonably be expected to result in (a) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or inaccurate or (b) any of the conditions set forth in Article 8 not being satisfied.

          7.14.  Advice of Changes; Filings.  The Company shall confer with Sub
                 --------------------------
on a regular and frequent basis as reasonably requested by Sub, report on operational matters and promptly advise Sub orally and, if requested by Sub, in writing, of any material change with respect to the Company or any of its Subsidiaries. The Company shall promptly provide to Sub (or its counsel) copies of all filings made by the Company or any of its Subsidiaries with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

          7.15.  Financial Information.  The Company shall furnish to Sub as
                 ---------------------
soon as available but in any event within 25 days of each calendar month, the unaudited consolidated balance sheets and income statements of the Company (to be prepared in accordance with GAAP consistently applied), showing its financial condition as of the close of such month and the results of operations during such month and for the then elapsed portion of the Company's fiscal year, in each case, setting forth the comparative figures for the corresponding month in the prior fiscal year and the corresponding elapsed portion of the prior fiscal year.

                                   ARTICLE 8

                                  CONDITIONS

          8.1.   Conditions to Each Party's Obligation to Effect the Merger. The
                 ----------------------------------------------------------
respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) This Agreement and the transactions contemplated hereby shall have been approved by a majority of the holders of the issued and outstanding shares of the Company Common Stock in accordance with applicable law.

          (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) No statute, rule, regulation, executive order, writ, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the Merger. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such order or injunction lifted.

          (d) If filed, the Form S-4 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the Surviving Corporation Common Stock to be issued to holders of Company Common Stock in connection with the Merger shall have been received.

          (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of the Company and its Subsidiaries, taken as a whole, following the Effective Time.

          8.2.   Conditions to Obligation of the Company to Effect the Merger.
                 ------------------------------------------------------------
The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following condition: Sub shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date (other than those agreements which are qualified by materiality which shall have been performed in all respects), the representations and warranties of Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all respects (except for those representations and warranties which are not qualified by materiality, which shall be true and correct in all material respects) as of the date hereof and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, other than the date hereof, which shall be true and correct as of such date), and the Company shall have received a certificate of the President of Sub, dated the Closing Date, certifying to such effect.

          8.3.   Conditions to Obligation of Sub to Effect the Merger.  The
                 ----------------------------------------------------
obligations of Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date (other than those agreements which are qualified by materiality which shall have been performed in all respects), the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all respects (except for those representations and warranties which are not qualified by materiality, which shall be true and correct in all material respects) as of the date hereof and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, other than the date hereof, which shall be true and correct as of such date), and Sub shall have received a certificate of the President of the Company, dated the Closing Date, certifying to such effect.

          (b) The funding contemplated by the Financing Letters shall have been obtained.

          (c) All notices required to be given prior to the Effective Time with, and all consents, approvals, authorizations, waivers and amendments required to be obtained prior to the Effective Time from, any third party in connection with the consummation of the Merger and the finances thereof, have been made or obtained other than those the failure of which to be made or obtained would not have a Company Material Adverse Effect.

          (d) Arthur Andersen LLP shall have completed its audit, in accordance with generally accepted auditing standards, of the Company 1997 Financial Statements and shall have issued an unqualified report with respect thereto (including that such audited financial statements are in accordance with GAAP) and there shall be no material difference between such audited financial statements and the Company 1997 Financial Statements (except reclassifications (other than extraordinary and non-recurring items) and normal year-end adjustments). For purposes hereof, a material difference shall mean a negative variance in Revenue and Net Income in excess of 5%.

          (e) From the date of this Agreement through the Effective Time, there shall not have occurred a Company Material Adverse Effect.

          (f) Two of the three employment agreements between the Company, on the one hand, and Charles J. O'Brien, Jr., Marvin E. Sexton, and Richard Brandewie, on the other hand, which are attached hereto as Exhibits A, B and C, respectively, and the non-competition agreements between the Company, on the one hand, and each of Elton E. Babbitt and Gordon Babbitt, on the other hand, which are attached hereto as Exhibits D and E, respectively, shall have been executed and delivered and shall be in full force and effect.

                                   ARTICLE 9

                                  TERMINATION

          9.1.   Termination by Mutual Written Consent.  This Agreement may be
                 -------------------------------------
terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by the mutual written consent of Sub and the Company.

          9.2.   Termination by Either Sub or the Company.  This Agreement may
                 ----------------------------------------
be terminated and the Merger may be abandoned by action of the Board of Directors of either Sub or the Company if:

          (a) the Merger shall not have been consummated by the date which is nine months from the date hereof; provided, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by such date;

          (b) the approval of the Company's stockholders required by Section 8.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof;

          (c) a Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that, the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree; or

          (d) there has been a breach by the other of any representation, warranty or agreement contained in this Agreement (without regard to the materiality qualifiers contained therein) which would result in a condition set forth in Section 8.2(a) or 8.3(a) of this Agreement, as the case may be, not being satisfied, which breach is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by the other party.

          9.3.   Termination by the Company.  This Agreement may be terminated
                 --------------------------
and the Merger may be abandoned at any time prior to the Effective Time, prior to the approval by the stockholders of the Company referred to in Section 8.1(a), by action of the Board of Directors of the Company, if in the exercise of its good faith judgment as to fiduciary duties to its stockholders imposed by law, after consultation with outside counsel, the Board of Directors of the Company determines that such termination is required in order to execute an agreement providing for the implementation of the transactions contemplated by an Alternative Proposal, provided, however, that the Company shall have
                         --------  -------
complied with the provisions of Section 7.1 hereof, including providing notice of the terms of the Alternative Proposal. No termination of this Agreement by the Company shall be effective unless and until the Company has paid Sub any amounts owed by it pursuant to Section 9.5(a).

          9.4.   Termination by Sub.  This Agreement may be terminated and the
                 ------------------
Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Sub, if the Board of Directors of Company shall have withdrawn or modified in a manner materially adverse to Sub its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal or shall have failed to reconfirm its recommendation of this Agreement and the transactions contemplated hereby within five business days of Sub's request, made with reasonable frequency, that it do so.

          9.5.   Effect of Termination and Abandonment. In the event that this
                 -------------------------------------
Agreement is terminated by either party pursuant to:

          (i) Section 9.2(b); then, if (A) (1) there shall not have been a material breach of this Agreement by Sub and (2) subsequent to the date hereof and prior to or at the time of the meeting referred to in Section
     7.3 hereof a person or entity shall have made a bona fide publicly announced Alternative Proposal with respect to the Company or any of its Subsidiaries or shall have made public an intention (whether or not conditional) to make such an Alternative Proposal with respect to the Company or any of its Subsidiaries, the Company shall reimburse Sub for its expenses in an amount not to exceed $3.0 million; or (B) if the conditions set forth in clause (A)(2) above are not met, the Company shall reimburse Sub for its expenses in an amount not to exceed $1.5 million; provided
                                                                   --------
     that in the event
     within 12 months of such termination the Company enters
     into a definitive agreement with respect to a transaction that constitutes an Alternative Proposal, the Company shall, at the time of entering into such agreement, pay Sub a fee equal to $7.5 million less the amount
                                                         ----
     previously reimbursed to Sub pursuant to clause (A) or (B) above; or

            (ii) Section 9.2(d) arising from (A) a willful breach of any representation or warranty or the material breach of any agreement by the Company, then the Company shall pay Sub a fee of $6.0 million and shall reimburse Sub for its expenses in an amount not to exceed $1.5 million, (B) a breach of any representation or warranty by the Company which breach existed on or before the date hereof and does not constitute a willful breach, then the Company shall reimburse Sub for its expenses in an amount not to exceed $3.0 million, or (C) a breach of any representation or warranty by the Company which arose after the date hereof and does not constitute a willful breach, then the Company shall reimburse Sub for its expenses in an amount not to exceed $1.5 million; provided, that in the
                                                       --------
     event this Agreement shall have been terminated pursuant to clause (B) or
     (C) above and within 12 months of such termination the Company enters into a definitive agreement with respect to a transaction that constitutes an Alternative Proposal, the Company shall, at the time of entering into such agreement, pay Sub a fee equal to $7.5 million less the amount previously
                                                    ----
     reimbursed to Sub pursuant to clause (B) or (C) above; or

          (iii) Section 9.3 or Section 9.4, then the Company shall pay Sub a fee of $6.0 million and shall reimburse Sub for its expenses in an amount not to exceed $1.5 million.

          Any monies owed by the Company to Sub in accordance with the foregoing shall be payable by wire transfer of same day funds either on the date specifically contemplated thereby or, otherwise, within two business days after such amount becomes due. The Company acknowledges that the agreements contained in this Section 9.5(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 9.5(a), and, in order to obtain such payment, Sub commences a suit which results in a judgment against the Company for the fee set forth in this Section 9.5(a), the Company shall pay to Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum from the date such fee was required to be paid.

          (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties set forth in this Section 9.5. Nothing in this Section 9.5(b) shall relieve any party from liability for willful breach of this Agreement.

          9.6.   Extension; Waiver.  At any time prior to the Effective Time,
                 -----------------
any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE 10

                              GENERAL PROVISIONS

          10.1.  Non-survival of Representations, Warranties.  The
                 -------------------------------------------
representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

          10.2.  Notices.  Any notice required to be given hereunder shall be
                 -------
given in writing, addressed as follows:

          If to Sub:

          Joshua Harris
          c/o Apollo Management, L.P.
          1301 Avenue of the Americas
          New York, New York 10019
          Facsimile: (212) 261-4102

          With copies to:

          Morton A. Pierce, Esq.
          Douglas L. Getter, Esq.
          Dewey Ballantine LLP
          1301 Avenue of the Americas
          New York, New York 10019
          Facsimile:  (212) 259-6333

          If to the Company:

          Richard J. Brandewie
          MTL Inc.
          3108 Central Drive
          Plant City, Florida 33567
          Facsimile: (813) 754-3288

          With copies to:

          William J. Schifino, Esq.
          Schifino & Fleischer, P.A.
          Suite 2700
          One Tampa City Center
          Tampa, Florida 33602
          Facsimile: (813) 223-3070


or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been given upon receipt of such notice.

          10.3.  Assignment; Binding Effect.  Neither this Agreement nor any of
                 --------------------------
the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          10.4.  Entire Agreement.  This Agreement, the Exhibits and the
                 ----------------
Company Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

          10.5.  Amendment.  This Agreement may be amended by the parties
                 ---------
hereto at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          10.6.  Governing Law.  This Agreement shall be governed by  and
                 -------------
construed in accordance with the laws of the State of Florida without regard to its rules of conflict of laws.

          10.7.  Counterparts.  This Agreement may be executed by the parties
                 ------------
hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

          10.8.  Headings.  Headings of the Articles and Sections of this
                 --------
Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

          10.9.  Interpretation.  In this Agreement, unless the context
                 --------------
otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

          10.10.  Waivers.  Except as provided in this Agreement, no action
                  -------
taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

          10.11.  Severability.  Any term or provision of this Agreement which
                  ------------
is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          10.12.  Enforcement of Agreement.  The parties hereto agree that
                  ------------------------
irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

          10.13.  Interpretation.  As used in this Agreement, the word
                  --------------
"Subsidiary" or "Subsidiaries" means any corporation or other organization, whether incorporated or unincorporated, of which the Company directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which the Company is a general partner. As used in this Agreement, "includes," "including" or similar words shall be deemed to be followed by "without limitation." As used in this Agreement, the word "Knowledge" (when so capitalized) means the knowledge of the officers and directors of the Company without independent investigation.

    IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                             MTL INC.

                                             By: __________________________

                                                 Charles J. O'Brien, Jr.
                                                 President

                                             SOMBRERO ACQUISITION CORP.

                                             By: __________________________
                                                 Joshua Harris
                                                 President